UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 31, 2017

FEDERAL HOME LOAN BANK OF SAN FRANCISCO
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51398	94-6000630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 California Street
San Francisco, CA 94108
(Address of principal executive offices, including zip code)

(415) 616-1000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 31, 2017, the Federal Housing Finance Agency (Finance Agency) informed the Bank of its non-objection to the Board-approved 2017 Executive Incentive Plan (2017 EIP). The 2017 EIP is a single incentive plan for senior executive officers with an annual cash component (Annual Award) and a 3-year deferred component (Deferred Award); and a one-time payment to address a gap in payment of incentive compensation in 2020 which arises as a result of the discontinuation in 2017 of offering the Bank’s traditional long-term executive incentive plan (Gap Year Award). The 2017 EIP replaces the traditional short-term and long-term executive incentive plans in the Bank’s compensation program and effectively combines a short-term executive incentive plan and long-term executive incentive plan into one omnibus incentive plan for all senior executive officers.

The 2017 EIP is designed to attract and retain key executives and to motivate and focus their efforts on achieving the Bank’s business plan and accomplish its goals and objectives while maintaining the safety and soundness of the Bank. The 2017 EIP is a cash-based incentive plan that provides award opportunities based on achievement of performance goals and subject to the satisfaction of certain qualifiers. The 2017 EIP is for the Bank's senior executive officers (specifically, the President and Chief Executive Officer, Executive Vice President and each Senior Vice President, excluding the Senior Vice President and Director of Internal Audit).

Under the 2017 EIP, participants are eligible to receive awards for each performance period subject to deferral of fifty percent (50%) of the total award. The 2017 EIP provides that the Board will establish award levels prior to each of the performance periods for the Annual Awards and Deferred Awards. A performance period for the Annual Award is the one-calendar year period over which an Annual Award can be earned and vested (Performance Period), and for the Deferred Award, the three-calendar year period over which a Deferred Award can be vested (Deferral Performance Period). For the Gap Year Award, the performance period is the three-year period beginning on January 1, 2017, and ending on December 31, 2019.

Performance goals and qualifiers are the factors established by the Board for each performance period and taken into consideration in determining the amount of an award. The Board will define “Threshold,” “Meets,” “Exceeds,” and “Far Exceeds” achievement levels for each performance goal to determine the amount of the award. The Board may adjust the performance goals and qualifiers for any performance period to ensure the purposes of the 2017 EIP are served. The 2017 EIP provides that in determining the appropriate performance goals and qualifiers, the Board will, among other things, balance risk and financial results in a manner that does not encourage participants to expose the Bank to imprudent risks; make such a determination in a manner designed to ensure that a participant’s overall compensation is balanced and not excessive in amount and that the awards are consistent with the Banks policies regarding compensation arrangements; and monitor the success of the performance goals and qualifiers and weighting established in prior years and make appropriate adjustments in the future as needed so that payments appropriately incentivize participants, appropriately reflect risk and align with regulatory guidance.

Under the 2017 EIP, the 2017 performance goals for the Annual Award and Deferred Award relate to risk management; franchise enhancement; community investment; and organizational health/diversity and inclusion. For the Gap Year Award, the performance goals are based on a 3-year average and relate to adjusted return on capital spread and risk management.

The 2017 qualifiers under the 2017 EIP are: (i) no submission of material information to a regulatory or a reporting agency is significantly past due; (ii) the Bank makes sufficient progress, as determined by the Board, in the timely remediation of significant examination, monitoring and other supervisory findings; (iii) no material risk-management deficiency exists at the Bank; (iv) no operational errors or omissions result in material revisions to the financial results, information submitted to the Finance Agency, or data used to determine incentive payouts; (v) the Bank has sufficient capital to pay dividends and the ability to repurchase member stock.

For the 2017 EIP, performance goal measures range from 75% of target (Threshold) to 150% of target (Far Exceeds). If the total weighted achievement level of the Bank’s performance goals and individual goals is between 75% and 150% of target, the range of total incentive awards for the participants as a percentage of base salary would be 40% to 100% for the Annual Award and Deferred Award together, and 20% to 50% for the Gap Year Award.

Fifty percent (50%) of the total incentive award (the Annual Award) will become vested on the last day of the annual Performance Period, and the remaining fifty percent (50%) of the award (the Deferred Award) will become vested on the last day of the Deferral Performance Period provided the Board determines with respect to the Annual Award, that the performance goals are achieved and qualifiers are satisfied for the Performance Period; and with respect to the Deferred Award, that the qualifiers for the Deferral Performance Period are satisfied. The Gap Year Award will become vested over a three-year period beginning on January 1, 2017, and ending on December 31, 2019, to the extent the Board determines the performance goals for the Gap Year Award are achieved and the qualifiers are satisfied.

In addition, vesting of any award is subject to the participant receiving a satisfactory performance rating; and being actively employed on the last day of the relevant performance period, except in certain cases such as termination due to death or disability, retirement, reduction in force, department reorganization, or substantial job modification, or termination for “Good Reason” or without “Cause.” In the case of termination due to death or disability, the 2017 EIP provides that a Deferred Award will be treated as fully vested as of the date of termination; and the relevant pro rata portion of the Annual Award or Gap Year Award will be treated as vested for that portion of the relevant performance period based on the assumption the Bank would have achieved the applicable performance goals and satisfied the qualifiers at the target level for the relevant performance period. In all other such cases of termination, the 2017 EIP provides that a Deferred Award will be treated as fully vested as of the date of termination; and the relevant pro rata portion of the Annual Award or Gap Year Award will be treated as vested for that portion of the relevant performance period to the extent determined by the Board that the applicable performance goals are achieved and the qualifiers are satisfied.

If a “Change in Control” occurs prior to the date of vesting of an award, then an Annual Award or Gap Year Award will be paid on a pro rata basis based on the assumption the Bank would have achieved the applicable performance goals and satisfied the qualifiers at the target level for the relevant performance period, while any Deferred Award will be treated as 100% vested effective as of the date of the Change in Control.

The amount of any award will be determined at the sole discretion of the Board. If the qualifiers are satisfied, an annual compounding interest rate of 6% is applied to any Deferred Awards.

The 2017 EIP provides that awards may be reduced, eliminated or forfeited in certain circumstances. Under the 2017 EIP, the Board may reduce or eliminate any award not yet paid, if the Board finds that a serious, material safety and soundness issue, or a serious, material risk management deficiency exists at the Bank, or if: (i) errors or omissions result in material revisions to the Bank’s financial results, information submitted to a regulatory or reporting agency, or information used to determine incentive compensation payouts; (ii) information submitted to a regulatory or reporting agency is untimely; or, (iii) the Bank does not make appropriate progress, as determined by the Board, in the timely remediation of examination, monitoring, or other supervisory findings and matters requiring attention.

Additionally, if, during a Deferral Performance Period, the Bank realizes actual losses or other measures or aspects of performance related to the applicable performance period or Deferral Performance Period are realized that would have caused a reduction in amount of the final award calculated for the applicable performance period or Deferral Performance Period, then the remaining amount of the final award may be reduced to reflect this additional information. Furthermore, if a participant breaches the terms of a non-solicitation agreement with the Bank executed as a condition to participating in the 2017 EIP, all of the participant’s unpaid vested and unvested awards may be forfeited.

Last, if during the most recent examination of the Bank by the Finance Agency, the Finance Agency identified an unsafe or unsound practice or condition that is material to the financial operation of the Bank within the participant’s area(s) of responsibility and such unsafe or unsound practice or condition is not subsequently resolved to the satisfaction of the Board, then all or a portion of a participant’s vested and unvested awards may be forfeited as determined in the sole discretion of the Board. Any future payments for a vested award will cease and the Bank will have no further obligation to make such payments.

Awards, if any, under the 2017 EIP are to be paid in accordance with the terms of the 2017 EIP following Board approval and completion of any required regulatory review.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of San Francisco

Date: February 6, 2017	By: /s/ Lisa B. MacMillen
Lisa B. MacMillen Executive Vice President and Chief Operating Officer